Exhibit 99.1

50 B Garry Avenue Roselle, IL 60131 Tel.: 847.288.7000 Fax: 847.288.7011 Fax. 847.288.7911 www.delglobal.com

Del Global Technologies Corporation Names John J. Quicke Interim CEO

Roselle, IL – September 1, 2009 – Del Global Technologies Corp. (OTCBB: DGTC) ("Del Global" or "the Company") today announced that John J. Quicke will become the Interim CEO of the Company effective September 1.  Mr. Quicke will succeed James A. Risher the current CEO.  Mr. Risher will remain as a director of the company. Mr. Risher was named interim CEO in July, 2006 and appointed CEO on September 1, 2006.

John J. Quicke has extensive management experience and served as a director, President and COO of Sequa Corporation, a diversified industrial company, from 1993 until March 2004, and Vice Chairman and Executive Officer from March 2004 until March 2005. At Sequa, Mr. Quicke was responsible for the Automotive, Metal Coating, Specialty Chemicals, Industrial Machinery and Other Product operating segments of the company.  Mr. Quicke has served as an Operating Partner of Steel Partners, Ltd. since September 2005 and as a Managing Director of Steel Partners LLC since December 2007. Steel Partners is the largest shareholder in Del Global Technologies Corp. He is also currently a director of Adaptec, Inc. (ADPT), Rowan Companies Inc. (RDC), WHX Corporation (WXCO) and Chairman of Collins Industries a subsidiary of BNS Holding Inc. (BNSSA).  John’s operational expertise has been in leading a team-based approach through Operational Excellence Programs, including Lean Manufacturing, Six Sigma, Design for Six Sigma and Strategy Deployment.

ABOUT DEL GLOBAL TECHNOLOGIES CORP.

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary high voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. The company's web site is www.delglobal.com.

CONTACT:

DEL GLOBAL TECHNOLOGIES CORP.

John J. Quicke
Interim CEO
(847) 288-7063

or

Mark A. Zorko
Chief Financial Officer
(847) 288-7003